Exhibit (n)(1)

Eversheds Sutherland (US) LLP 700 Sixth Street, NW, Suite 700 Washington, DC 20001-3980 D: +1 202.383.0472 F: +1 202.637.3593 cynthiabeyea@ eversheds-sutherland.com

October 28, 2022

VIA EDGAR

Priority Income Fund, Inc.

Re:	Priority Income Fund, Inc. (the “Company”) SEC File Nos. 333-235356 and 811-22725 Post-Effective Amendment No. 5
To the Board of Directors:
To the Board of Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Prospectus filed as part of Post-Effective Amendment No. 5 to the Company’s Registration Statement on Form N-2 with the Securities and Exchange Commission. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ Cynthia R. Beyea

Cynthia R. Beyea